(m)(2)(A)(i)

AMENDED SCHEDULE A

with respect to

VOYA INVESTORS TRUST

SIXTH AMENDED AND RESTATED

SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

ADVISER CLASS SHARES

Portfolios
Voya Balanced Income Portfolio (formerly, VY® Franklin Income Portfolio)
Voya Global Perspectives® Portfolio
Voya High Yield Portfolio
Voya Large Cap Growth Portfolio
Voya Large Cap Value Portfolio
Voya Limited Maturity Bond Portfolio
VY® BlackRock Inflation Protected Bond Portfolio
VY® Clarion Global Real Estate Portfolio
VY® Clarion Real Estate Portfolio
VY® Invesco Growth and Income Portfolio
VY® JPMorgan Emerging Markets Equity Portfolio
VY® JPMorgan Small Cap Core Equity Portfolio
VY® Morgan Stanley Global Franchise Portfolio
VY® T. Rowe Price Capital Appreciation Portfolio
VY® T. Rowe Price Equity Income Portfolio
VY® T. Rowe Price International Stock Portfolio

Date last updated:  August 23, 2019